Exhibit B.1
Draft - 3/27/96


                                   FORM OF
                         MUTUAL SERVICE AGREEMENT BETWEEN
                         [INSERT NAME OF APPLICANT] and
                         [INSERT NAME OF NEW CORPORATION]
                         dated ______________, 19__


     THIS AGREEMENT, made and entered into as of ____________, 199__ by and between [INSERT NAME OF APPLICANT], a corporation organized under the laws of the State of ________ (hereinafter sometimes referred to as "Existing Company") and [INSERT NAME OF NEW CORPORATION], a corporation organized under the laws of the State of _________ (hereinafter sometimes referred to as "NEWCO").

                              W I T N E S S E T H:

     WHEREAS, Existing Company and NEWCO are both subsidiaries of Northeast Utilities ("NU"), a Massachusetts business trust, and, together with NU's other direct and indirect subsidiaries form the NU System; and

     WHEREAS, Existing Company is organized, staffed and equipped to render to NEWCO services as herein provided; and

     WHEREAS, in the course of its operations, Existing Company has acquired and will acquire certain properties and other resources; and

     WHEREAS subject to the provisions set forth herein, NEWCO is authorized by order of the Commission dated ________, 199__, as it may be amended, or applicable rule of the Securities and Exchange Commission (collectively, the "Authorization") to utilize those services, properties and resources of Existing Company to engage in certain Diversification Activities as authorized in the Order; and

     WHEREAS, economies and increased efficiencies benefiting the NU System will result from the performance by Existing Company of services for NEWCO and the provision of certain property and resources to NEWCO as herein provided; and

     WHEREAS, subject to the terms and conditions herein described Existing Company is willing, upon request by NEWCO, to render such services and provide such property and resources to NEWCO at cost, determined in accordance with applicable rules, regulations and orders of the Commission, taking into consideration the fulfillment of Existing Company's utility responsibilities; and

     WHEREAS, during the course of developing the Diversification Activities, NEWCO may acquire new expertise or other properties and resources, which will benefit the Existing Company; and

     WHEREAS subject to the provisions set forth herein, the Existing Company is authorized by the Authorization to utilize services, properties and resources developed by NEWCO in the course of its Diversification Activities; and

     WHEREAS, NEWCO is willing, upon request by the Existing Company, to render such services and provide such property and resources to Existing Company at cost, determined in accordance with applicable rules, regulations and orders of the Commission; and

     NOW, THEREFORE, in consideration of the premises and of the mutual agreements herein, the parties hereto hereby agree as follows:

     1.   Definitions

          As used hereinafter, the following terms, in addition to those elsewhere defined in this Agreement, shall have the following meanings unless the context otherwise requires:

          A. "Services" shall mean those services described in Articles 3, 4 and 5 hereof.

          B. "Non-Affiliate" means any corporation, company, agency, government, business, entity or person other than NU, a direct or indirect subsidiary of NU, or a person employed by NU or any of such subsidiaries.

          C. "Intellectual Property" means any process, program or technique which is protected by the copyright, patent or trademark laws, or by virtue of being a trade secret, and which has been specifically and knowingly incorporated into, exhibited in, or reduced to a tangible writing, drawing, manual, computer program, product or similar manifestation or thing.

     2.   Agreement to Furnish Services

          A. Upon its receipt of a request therefor, either party will, if it has or can have available the personnel and resources needed to fill the request, furnish to the other party upon the terms and conditions hereinafter set forth such of the Services, at such times, for such periods and in such manner as the other party may from time to time request; provided, however, that the determination of whether a party has the available personnel and resources to perform in accordance with the request will be entirely within the discretion of such party, and a party may at its option elect not to perform any requested Service, except that, once having agreed to perform pursuant to a request, a party cannot withdraw or depart from such performance without the consent of the other party. In making its determination as to the availability of personnel and resources, a party may consider whether the use thereof by the other party will interfere with its own use of such personnel and resources.

          B. The provision of Services by either party pursuant to this Agreement shall in all cases and notwithstanding anything herein contained to the contrary be subject to any limitations contained in authorizations, rules or regulations of those governmental agencies, if any, having jurisdiction over either party or such provision of Services.

     3.   Description of Services

          The Services which may be provided hereunder are described as follows:

          A. Development of New Diversification Activities. Advise and assist in the investigation of new energy-related activities, the development of such new energy-related activities and the provision of facilities all as approved by the Commission in the Authorization.

          B. Engineering. Perform general engineering work, including system production and transmission studies and detailed design work; prepare and analyze apparatus specifications, distribution studies and standards, civil engineering and hydraulic studies and problems, and fuel supply studies; and advise and assist in connection with analyses of operations and operating and construction budgets.

          C. Sales and Marketing. Provide general sales, marketing and promotional work and services.

          D. Accounting, Statistical and Legal. Provide accounting, statistical and legal services, including, but not limited to advice and assistance in connection with the installation of accounting systems and similar problems, requirements of regulatory bodies with respect to accounting, studies of accounting procedures and practices to improve efficiency, book entries resulting from unusual financial transactions, internal audits, employment of independent auditors, preparation and analysis of financial and operating reports and other statistical matters relating to customers, preparation of reports to regulatory commissions, insurance companies and others, standardization of accounting and statistical forms in the interest of economy, and other accounting, legal and statistical matters.

          E. Budgeting. Advise and assist in matters involving the preparation and development of capital and operating budgets, cash and cost forecasts, and budgetary controls.

          F. Business Promotion and Public Relations. Advise and assist in the development of marketing and sales programs, in the preparation and use of advertising and sales materials, and in the determination and carrying out of promotional programs.

          G. Systems and Procedures. Advise and assist in the formation of good operating practices and methods of procedure, the standardization of forms, the purchase, rental and use of mechanical and electronic data processing, computing and communications equipment, in conducting economic research and planning and in the development of special economic studies.

          H. Training. Assist in providing training to personnel of the other party or of Non-Affiliates; develop and make available training procedures, materials and facilities, and provide instructors.

          I. General. Make available services in the areas of construction planning and supervision, design, management programs, quality assurance licensing matters, research and development, and communications systems and procedures.

          J. Other Services. Render advice and assistance in connection with such other matters as either party may request and may be able to perform with respect to the other party's business and operations.

     4.   Provision of Personnel

          Where specifically requested by either party, a party may loan its employees to the other party. In that event, such loaned employees will be under the sole supervision and control of the other party for such period or periods of time as are necessary to complete the work to be performed by such employees. Such employees may be withdrawn by either party from tasks assigned by the other party only with the consent of such other party. Each party will be responsible for the actions and activities of such employees while engaged in the performance of the work for the other party to the same degree as though such persons were employees of such other party. However, as part of the Services, during periods when such employees are loaned to another party, the employer party will continue to provide to, and with respect to such employees those same payroll, pension, savings, tax withholding, Social Security, unemployment, bookkeeping and other personnel support services then being utilized by the employer company in connection with compensating and benefiting such employees.


     5.   Exchange of Property and Resources

          As part of the Services, each party will make available to the other party its property, including Intellectual Property, and resources heretofore or hereafter developed or obtained by such party in the course of its operations at cost, (except as otherwise provided in Article 8 below), provided, however, that such availability shall be dependent upon and subject to any contractual commitments of either party to Non-Affiliates, applicable laws and regulations, and the legal rights and entitlements of others.

     6.   Compensation

          A. As compensation for Services actually requested by NEWCO and rendered to it by Existing Company, NEWCO hereby agrees to reimburse Existing Company for all costs properly chargeable or allocable thereto, as controlled through a cost allocation procedure. Such costs and the allocation thereof shall be determined as outlined on Appendix A attached hereto and incorporated herein by reference.

          B. As compensation for Services actually requested by Existing Company and rendered to it by NEWCO, Existing Company hereby agrees to reimburse NEWCO for all costs properly chargeable or allocable thereto, as controlled through a cost allocation procedure. Such costs shall be determined as outlined on Appendix A attached hereto and incorporated herein by reference.

     7.   Requests for Services

          The Services will be performed in accordance with requests issued or made by or on behalf of either party, and all Services will be tracked to enable specific work to be properly allocated by project or other appropriate basis. Requests shall be as specific as practicable in defining the Services requested to be performed and will set forth the scope and duration of the Services to be performed and the specific employees to be loaned to the other party pursuant to the requests. A party shall have the right from time to time to amend, alter or rescind any request for services, provided that (i) any such amendment or alteration which results in a material change in the scope of the work to be performed or equipment to be provided is agreed to by the other party; (ii) the costs for the Services covered by the request will include any expense incurred as a direct result of such amendment, alteration or rescission of the request, and (iii) no amendment, alteration or rescission of a request will release a party from liability for all such costs already incurred or contracted for to the request, regardless of whether the work associated with such costs is discontinued by such amendment, alteration or rescission.

     8.   Disposition of Intellectual Property

          In the event either party ("Transferring Party") with the express written consent of the other party ("Owner Party") sells or licenses to or otherwise makes available for utilization by Non-Affiliates Intellectual Property heretofore or hereafter developed or otherwise acquired by Owner Party for its own use and as a result of such sale or license such Intellectual Property is no longer available for use by Owner Party, Transferring Party shall receive, as and when received from such Non-Affiliates, a commission [to be negotiated] of all net profits (after deducting marketing and any other applicable expenses incurred by Transferring Party) earned from such sale or licensing, and Owner Party shall receive a percentage of such net profits to be negotiated.

     9.   Limitation of Liability and Indemnification

          In performing the Services hereunder (except to the extent such Services are being performed by employees loaned to and under the supervision of the other party), each party will exercise due care to assure that the Services are performed in a workmanlike manner, meet the standards and specifications set forth in the applicable request for such Services, and comply with applicable standards of law and regulation. However, failure to
meet these obligations shall in no event subject   either party to any claims
or liabilities other than to reperform the work and be reimbursed at cost for such reperformance such that it fully complies with the request or standard, as the case may be. Each party makes no other warranty with respect to its performance of the Services, and the other party agrees to accept such
Services without further warranty of any nature.    Each party shall and does
hereby indemnify and agree to save harmless and defend the other party from liabilities, taxes, losses, obligations, claims, damages, penalties, causes of action, suits, costs and expenses or judgments of any nature on account of or resulting from: (i) injuries to or the death of any person; (ii) damage to or loss of any property: (iii) any alleged or actual violation of law, court order, or governmental agency rule or regulation committed by or existing with respect to the party providing the Services or its employees, agents or subcontractors; (iv) any alleged or actual breaches of contract by such party; (v) any claims by or on account of any employee, agent or subcontractor of such party; (vi) services or labor performed, labor force, materials, provisions or supplies furnished or allegedly contracted for by or on behalf of such party, its employees, agents or subcontractors; and/or
(vii) other damages; which in all cases, are attributable to or arise out of the performance and prosecution of any project or work performed by or on behalf of the other party, whether or not the same results or allegedly results from the claimed or actual negligence or breach of warranty of, or breach of contract or willful conduct by, the other party or of its employees, agents or contractors or its or their subcontractors or any combination thereof.

     10.  Miscellaneous

          This Agreement shall be binding upon the successors and assigns of the parties hereto, provided that neither party shall be entitled to assign or subcontract out any of its obligations under this Agreement or under any purchase order or work order issued hereunder without the prior written approval of the other party. This Agreement may not be modified or amended in any respect except in writing executed by the parties hereto. This Agreement shall be construed and enforced under and in accordance with the
laws of the State of          .  This Agreement may be executed in
counterparts, each one of which when fully executed shall be deemed to have the same force and effect as an original. No provision of this Agreement shall be deemed waived nor breach of this Agreement consented to unless such waiver or consent is set forth in writing and executed by the party hereto making such waiver or consent.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their respective corporate names by their respective Presidents or one of their respective Vice Presidents and their respective seals to be hereunto affixed and attested by their respective Secretaries or one of their respective Assistant Secretaries as of the day and year first above written.

                              [INSERT NAME OF EXISTING COMPANY]
                              (Existing Company)


ATTEST:


     ----------------              By: --------------------
     Secretary                         President



                              [INSERT NAME OF NEW CORPORATION]
                              (NEWCO)



ATTEST:


     ----------------              By: --------------------
     Secretary                         President